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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                       FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940



          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  MUNIHOLDINGS NEW YORK INSURED FUND, INC.

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          MuniHoldings New York Insured Fund, Inc.
          800 Scudders Mill Road
          Plainsboro, New Jersey 08536

Telephone Number (including area code):  (609) 282-2800

Name and Address of Agent for Service of Process:

          The Corporation Trust Incorporated
          32 South Street
          Baltimore, Maryland 21202

Check Appropriate Box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]                                  NO [ ]
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                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Plainsboro and State of New Jersey on the 9th day of May, 1997.



                    MUNIHOLDINGS NEW YORK INSURED FUND, INC.


                    By:  /s/ Thomas D. Jones, III
                        ------------------------------
                         Thomas D. Jones, III
                         President